Year Ended May 31, 2004

John Hancock Bond Trust

John Hancock Investment Grade Bond Fund
Series - 5
NAV per share - Class C       9.92
NAV per share - Class I         9.92
Dividends from net investment income - Class C      0.3727
Dividends from net investment income - Class  I       0.4221

John Hancock Government Income Fund
Series -  9
NAV per share - Class C       9.16
Dividends from net investment income - Class C     0.2823

John Hancock High Yield Bond Fund
 Series -  10
NAV per share - Class C          5.05
Dividends from net investment income - Class C     0.3966

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